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                                                                    Exhibit 99.1

                              [COMPANY LETTERHEAD]

FOR IMMEDIATE RELEASE                       Contact:
MMTM - 18                                   Ronald E.F. Codd
                                            Chief Executive Officer
                                            Momentum Business Applications, Inc.
                                            (925) 469-6129
                                            ron_codd@mmtm.com

  MOMENTUM BUSINESS APPLICATIONS, INC. RECEIVES PURCHASE OPTION EXERCISE NOTICE
                     AND DECLARES ONE TIME SPECIAL DIVIDEND

Pleasanton, CA., -- January 29, 2002 -- Momentum Business Applications, Inc. (Nasdaq: MMTM), today announced that it has received formal written notice of the exercise of the Purchase Option held by PeopleSoft, Inc. In addition, effective today, the Board of Directors of Momentum has declared a one-time special cash dividend on each share of Momentum Class A and Class B Common Stock.

Under Momentum's Restated Certificate of Incorporation, PeopleSoft holds an exclusive irrevocable purchase option to acquire all (but not less than all) of the issued and outstanding shares of the Class A Common Stock of Momentum. Pursuant to the Restated Certificate, the Purchase Option Exercise Price is expected to be approximately $90 million, and the consideration shall be paid in cash. Based on the current number of shares of Class A Common Stock outstanding, and assuming the net exercise of outstanding options, Momentum shareholders of record on the closing date will receive approximately $18.80 per share. The closing shall be no sooner than 30, nor more than 60 days from this date, subject to satisfaction of any regulatory requirements.

On or before the closing date, the full amount of the exercise price shall be deposited with a bank or banks designated by PeopleSoft to pay the exercise price to the record holders of Class A Common Stock as of the closing date. Letters of transmittal, together with instructions relating thereto, are expected to be distributed promptly following the closing date so that such record holders may receive their respective pro rata share of the exercise price. Transfers of title to all of the issued and outstanding shares of Class A Common Stock will be deemed to occur automatically on the closing date, and Momentum will instruct its transfer agent not to accept any shares of Class A Common Stock for transfer on or after the closing date.

In addition, Momentum's Board of Directors has declared a one-time special cash dividend of $1.85 per share on its Class A and Class B Common Stock. Shareholders of record at the close of business on February 12, 2002 will be paid this dividend on February 22, 2002. This dividend will substantially exhaust Momentum's anticipated balance of Unrestricted Funds as of the distribution date. These funds have been accumulated by way of royalty payments from PeopleSoft and interest earned thereon. This balance includes the $8.2 million reported as of October 31, 2001 as well as royalties of approximately $750,000 that were recently received for Momentum's third fiscal quarter. Momentum will report these royalties in its quarter ending January 31, 2002.

In September 2001, PeopleSoft granted Momentum permission to effect a dividend distribution to Momentum shareholders following an exercise of its Purchase Option. The Board has determined that a dividend at this time is the most appropriate use of these funds.

"Momentum's product development activities have clearly helped PeopleSoft reclaim a leadership position in the ERP marketplace, and have produced a corresponding significant increase in PeopleSoft's shareholder value," stated Ron Codd, Momentum's President and Chief Executive Officer. "Of equal importance, the combination of the one time special dividend and the estimated buyout proceeds provide an excellent return to Momentum shareholders as well." Mr. Codd went on to say, "Over the past three years, Momentum has invested in over thirty product development projects which have produced numerous application software products that have been extremely well received in the marketplace. PeopleSoft's exercise of their purchase option confirms the extensive value of Momentum's intellectual property assets. I am pleased to see this final concluding chapter on what I believe is one of the most successful development initiatives in the history of the software industry."
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About Momentum

Momentum Business Applications, Inc. was created by PeopleSoft, Inc. in 1998 to select, develop and commercialize software products in the following three areas: 1) Analytic applications, 2) Industry specific applications, and 3) eBusiness applications. PeopleSoft initially contributed $250 million in capital to Momentum, and under the development and licensing agreement between Momentum and PeopleSoft, these funds (as well as any interest earned thereon) are specifically restricted to certain product development and administrative activities. Upon the completion of a development project, PeopleSoft has an option to license and exclusively distribute the resulting application products through its worldwide sales and marketing group. Momentum's offices are located in Pleasanton, California.


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